================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             _______________________

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                                (AMENDMENT NO. 4)

                             _______________________

                             PLAYTEX PRODUCTS, INC.
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                         (Title of Class of Securities)

                                   72813P 100
                                 (CUSIP Number)
                             _______________________

                                 ROBERT B. HAAS
                         C/O HAAS WHEAT & PARTNERS, L.P.
                         300 CRESCENT COURT, SUITE 1700
                               DALLAS, TEXAS 75201
                            TEL. NO.: (214) 871-8300
                     (Name, Address and Telephone Number of
            Person Authorized to Receive Notices and Communications)

                             _______________________


                                December 21, 2005
                      (Date of Event which Requires Filing
                               of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_].

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


================================================================================

----------------------                                     ---------------------
CUSIP NO.  72813P 100             SCHEDULE 13D               Page  2 of 17 Pages
----------------------                                     ---------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          HWH Capital Partners, L.P.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [_]
                                                                      (b) [_]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS

          OO
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                  [_]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

         NUMBER OF                      0
          SHARES                ------------------------------------------------
    BENEFICIALLY OWNED          8       SHARED VOTING POWER
         BY EACH
        REPORTING                       0
          PERSON                ------------------------------------------------
           WITH                 9       SOLE DISPOSITIVE POWER

                                        0
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        0
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                          [_]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0.0%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
--------------------------------------------------------------------------------

----------------------                                     ---------------------
CUSIP NO.  72813P 100             SCHEDULE 13D               Page  3 of 17 Pages
----------------------                                     ---------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          HWH Valentine Partners, L.P.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [_]
                                                                      (b) [_]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS

          OO
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                  [_]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

         NUMBER OF                      0
          SHARES                ------------------------------------------------
    BENEFICIALLY OWNED          8       SHARED VOTING POWER
         BY EACH
        REPORTING                       0
          PERSON                ------------------------------------------------
           WITH                 9       SOLE DISPOSITIVE POWER

                                        0
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        0
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                          [_]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0.0%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
--------------------------------------------------------------------------------

-----------------------                                    ---------------------
CUSIP NO.  72813P 100             SCHEDULE 13D               Page  4 of 17 Pages
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          HWH, L.P.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [_]
                                                                      (b) [_]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS

          AF
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                  [_]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

         NUMBER OF                      0
          SHARES                ------------------------------------------------
    BENEFICIALLY OWNED          8       SHARED VOTING POWER
         BY EACH
        REPORTING                       0
          PERSON                ------------------------------------------------
           WITH                 9       SOLE DISPOSITIVE POWER

                                        0
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        0
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                          [_]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0.0%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
--------------------------------------------------------------------------------

-----------------------                                    ---------------------
CUSIP NO.  72813P 100             SCHEDULE 13D               Page  5 of 17 Pages
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          HWH Valentine, L.P.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [_]
                                                                      (b) [_]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS

          AF
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                  [_]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

         NUMBER OF                      0
          SHARES                ------------------------------------------------
    BENEFICIALLY OWNED          8       SHARED VOTING POWER
         BY EACH
        REPORTING                       0
          PERSON                ------------------------------------------------
           WITH                 9       SOLE DISPOSITIVE POWER

                                        0
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        0
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                          [_]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0.0%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
--------------------------------------------------------------------------------

-----------------------                                    ---------------------
CUSIP NO.  72813P 100             SCHEDULE 13D               Page  6 of 17 Pages
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          HWH Incorporated
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [_]
                                                                      (b) [_]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS

          AF
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                  [_]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

         NUMBER OF                      0
          SHARES                ------------------------------------------------
    BENEFICIALLY OWNED          8       SHARED VOTING POWER
         BY EACH
        REPORTING                       0
          PERSON                ------------------------------------------------
           WITH                 9       SOLE DISPOSITIVE POWER

                                        0
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        0
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                          [_]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0.0%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          IV
--------------------------------------------------------------------------------

-----------------------                                    ---------------------
CUSIP NO.  72813P 100             SCHEDULE 13D               Page  7 of 17 Pages
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          HWH Valentine Incorporated
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [_]
                                                                      (b) [_]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS

          AF
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                  [_]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

         NUMBER OF                      0
          SHARES                ------------------------------------------------
    BENEFICIALLY OWNED          8       SHARED VOTING POWER
         BY EACH
        REPORTING                       0
          PERSON                ------------------------------------------------
           WITH                 9       SOLE DISPOSITIVE POWER

                                        0
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        0
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                          [_]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0.0%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          IV
--------------------------------------------------------------------------------

-----------------------                                    ---------------------
CUSIP NO.  72813P 100             SCHEDULE 13D               Page  8 of 17 Pages
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Robert B. Haas
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [_]
                                                                      (b) [_]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS

          AF
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                  [_]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

         NUMBER OF                      1,118,094
          SHARES                ------------------------------------------------
    BENEFICIALLY OWNED          8       SHARED VOTING POWER
         BY EACH
        REPORTING                       75,587
          PERSON                ------------------------------------------------
           WITH                 9       SOLE DISPOSITIVE POWER

                                        1,118,094
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        75,587
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,193,681
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                          [_]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          1.9%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          IN
--------------------------------------------------------------------------------

-----------------------                                    ---------------------
CUSIP NO.  72813P 100             SCHEDULE 13D                Page 9 of 17 Pages
-----------------------                                    ---------------------


                  Pursuant to Rule 13d-2(a) of Regulation 13D-G of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Act"), the undersigned hereby amend their Schedule 13D Statement dated June 6, 1995 (the "Initial Statement"), as amended by Amendment No. 1 dated June 8, 1998, Amendment No. 2 dated October 5, 2004 and Amendment No. 3 dated October 12, 2004 (as amended, the "Schedule 13D"). Unless otherwise indicated, all defined terms used herein shall have the same meanings respectively ascribed to them in the Schedule 13D.

ITEM 1. SECURITY AND ISSUER.

                  No material change.

ITEM 2.  IDENTITY AND BACKGROUND.

                  (a), (b), (c) and (f). The names and addresses of the persons filing this Schedule are as follows:

                  HWH Capital Partners, L.P. ("HWHCP"), a Delaware limited partnership, whose address is c/o Haas Wheat & Partners, L.P., 300 Crescent Court, Suite 1700, Dallas, Texas 75201, and which is a private investment partnership;

                  HWH Valentine Partners, L.P. ("HWHVP"), a Delaware limited partnership, whose address is c/o Haas Wheat & Partners, L.P., 300 Crescent Court, Suite 1700, Dallas, Texas 75201, and which is a private investment partnership;

                  HWH, L.P. ("HWHLP"), a Delaware limited partnership, whose address is c/o Haas Wheat & Partners, L.P., 300 Crescent Court, Suite 1700,

-----------------------                                    ---------------------
CUSIP NO.  72813P 100             SCHEDULE 13D               Page 10 of 17 Pages
-----------------------                                    ---------------------

Dallas, Texas 75201, and which acts as the sole general partner of HWHCP;

                  HWH Valentine, L.P. ("HWHV"), a Delaware limited partnership, the general partner of HWHVP, whose address is c/o Haas Wheat & Partners, L.P., 300 Crescent Court, Suite 1700, Dallas, Texas 75201, and which acts as the sole general partner of HWHVP;

                  HWH Incorporated ("HWHI"), a Delaware corporation, whose address is c/o Haas Wheat & Partners, L.P., 300 Crescent Court, Suite 1700, Dallas, Texas 75201, and which acts as the sole general partner of HWHLP;

                  HWH Valentine Incorporated ("HWHVI"), a Delaware corporation, the general partner of HWHV, whose address is c/o Haas Wheat & Partners, L.P., 300 Crescent Court, Suite 1700, Dallas, Texas 75201, and which acts as the sole general partner of HWHV; and

                  Robert B. Haas, whose address is c/o Haas Wheat & Partners, L.P., 300 Crescent Court, Suite 1700, Dallas, Texas 75201.

                  Robert B. Haas and Douglas D. Wheat are the sole stockholders of HWHI. Robert B. Haas and Douglas D. Wheat are the sole stockholders of HWHVI. The sole general partner of HWHCP and HWHVP is HWHLP and HWHV, respectively, and the sole general partner of each of such limited partnerships is HWHI and HWHVI, respectively, each of which is a corporation controlled by Mr. Haas.

                  Information in response to Items (a) through (c) and (f) with respect to Messrs. Haas and Wheat is set forth in Appendix I, attached to Amendment No. 1 to the Initial Statement and incorporated by reference herein.

-----------------------                                    ---------------------
CUSIP NO.  72813P 100             SCHEDULE 13D               Page 11 of 17 Pages
-----------------------                                    ---------------------

                  The above named persons are sometimes referred to as the "Reporting Parties." HWHCP and HWHVP are referred to collectively, as the "Investors."

                  (d) and (e). No material change.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

                  No material change.

ITEM 4.  PURPOSE OF THE TRANSACTION.

                  Item 4 is amended by adding at the end thereof, the following:

                  On December 21, 2005, HWHCP distributed to its partners 8,055,555 shares of Common Stock on a pro rata basis. HWHLP subsequently distributed the 314,947 shares of Common Stock it received from HWHCP to its partners on a pro rata basis and HWHI subsequently distributed the 3,149 shares of Common Stock it received from HWHLP to its stockholders on a pro rata basis. HWHCP, HWHLP and HWHI no longer have beneficial ownership of the HWHCP shares of Common Stock distributed by HWHCP, HWHLP and HWHI. In connection with the distributions, Robert B. Haas received 432,175 shares of Common Stock by virtue of being a partner of HWHLP and a stockholder of HWHI and a trust for benefit of Robert B. Haas' family received 75,587 shares of Common Stock by virtue of being a partner of HWHLP. No monetary consideration was paid in connection with the distributions.

                  Also on December 21, 2005, HWHVP distributed to its partners on a pro rata basis 9,028,482 shares of Common Stock on a pro rata basis. HWHV subsequently distributed the 348,722 shares of Common Stock it received from

-----------------------                                    ---------------------
CUSIP NO.  72813P 100             SCHEDULE 13D               Page 12 of 17 Pages
-----------------------                                    ---------------------

HWHVP to its partners on a pro rata basis and HWHVI subsequently distributed the 3,487 shares of Common Stock it received from HWHV to its stockholders on a pro rata basis. HWHVP, HWHV and HWHVI no longer have beneficial ownership of the HWHVP shares of Common Stock distributed by HWHVP, HWHV and HWHVI. In connection with the distributions, Robert B. Haas received 685,919 shares of Common Stock by virtue of being a partner of HWHV and a stockholder of HWHVI. No monetary consideration was paid in connection with the distributions.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.

                  (a) and (b) are hereby amended as follows:

                  (a) and (b). The aggregate percentage of shares of Common Stock reported owned by each person herein is based upon the information contained in the Company's Form 10-Q filed on October 31, 2005.

                  As of the close of business on December 21, 2005:

                  Name of Reporting Party:

HWH CAPITAL PARTNERS, L.P.

------------------------------------------------------------------------------------------------
(a) Aggregate Number of Securities Owned 0
------------------------------------------------------------------------------------------------
                  Percentage                                                           0.0%
------------------------------------------------------------------------------------------------
(b)               1.               Sole power to vote or to direct the vote             0
------------------------------------------------------------------------------------------------
                  2.               Shared power to vote or to direct the vote           0
------------------------------------------------------------------------------------------------
                  3.               Sole power to dispose or to direct the               0
                                   disposition
------------------------------------------------------------------------------------------------
                  4.               Shared power to dispose of or to direct the          0
                                   disposition
------------------------------------------------------------------------------------------------

-----------------------                                    ---------------------
CUSIP NO.  72813P 100             SCHEDULE 13D               Page 13 of 17 Pages
-----------------------                                    ---------------------

HWH VALENTINE PARTNERS, L.P.

------------------------------------------------------------------------------------------------
(a) Aggregate Number of Securities Owned 0
------------------------------------------------------------------------------------------------
                  Percentage                                                           0.0%
------------------------------------------------------------------------------------------------
(b)               1.               Sole power to vote or to direct the vote             0
------------------------------------------------------------------------------------------------
                  2.               Shared power to vote or to direct the vote           0
------------------------------------------------------------------------------------------------
                  3.               Sole power to dispose or to direct the               0
                                   disposition
------------------------------------------------------------------------------------------------
                  4.               Shared power to dispose of or to direct the          0
                                   disposition
------------------------------------------------------------------------------------------------

HWH, L.P.

------------------------------------------------------------------------------------------------
(a) Aggregate Number of Securities Owned 0
------------------------------------------------------------------------------------------------
                  Percentage                                                           0.0%
------------------------------------------------------------------------------------------------
(b)               1.               Sole power to vote or to direct the vote             0
------------------------------------------------------------------------------------------------
                  2.               Shared power to vote or to direct the vote           0
------------------------------------------------------------------------------------------------
                  3.               Sole power to dispose or to direct the               0
                                   disposition
------------------------------------------------------------------------------------------------
                  4.               Shared power to dispose of or to direct the          0
                                   disposition
------------------------------------------------------------------------------------------------

HWH VALENTINE, L.P.
------------------------------------------------------------------------------------------------
(a) Aggregate Number of Securities Owned 0
------------------------------------------------------------------------------------------------
                  Percentage                                                           0.0%
------------------------------------------------------------------------------------------------
(b)               1.               Sole power to vote or to direct the vote             0
------------------------------------------------------------------------------------------------
                  2.               Shared power to vote or to direct the vote           0
------------------------------------------------------------------------------------------------
                  3.               Sole power to dispose or to direct the               0
                                   disposition
------------------------------------------------------------------------------------------------
                  4.               Shared power to dispose of or to direct the          0
                                   disposition
------------------------------------------------------------------------------------------------

-----------------------                                    ---------------------
CUSIP NO.  72813P 100             SCHEDULE 13D               Page 14 of 17 Pages
-----------------------                                    ---------------------

HWH INCORPORATED

------------------------------------------------------------------------------------------------
(a) Aggregate Number of Securities Owned 0
------------------------------------------------------------------------------------------------
                  Percentage                                                           0.0%
------------------------------------------------------------------------------------------------
(b)               1.               Sole power to vote or to direct the vote             0
------------------------------------------------------------------------------------------------
                  2.               Shared power to vote or to direct the vote           0
------------------------------------------------------------------------------------------------
                  3.               Sole power to dispose or to direct the               0
                                   disposition
------------------------------------------------------------------------------------------------
                  4.               Shared power to dispose of or to direct the          0
                                   disposition
------------------------------------------------------------------------------------------------

HWH VALENTINE INCORPORATED

------------------------------------------------------------------------------------------------
(a) Aggregate Number of Securities Owned 0
------------------------------------------------------------------------------------------------
                  Percentage                                                           0.0%
------------------------------------------------------------------------------------------------
(b)               1.               Sole power to vote or to direct the vote             0
------------------------------------------------------------------------------------------------
                  2.               Shared power to vote or to direct the vote           0
------------------------------------------------------------------------------------------------
                  3.               Sole power to dispose or to direct the               0
                                   disposition
------------------------------------------------------------------------------------------------
                  4.               Shared power to dispose of or to direct the          0
                                   disposition
------------------------------------------------------------------------------------------------

ROBERT B. HAAS

------------------------------------------------------------------------------------------------
(a) Aggregate Number of Securities Owned 1,193,681
------------------------------------------------------------------------------------------------
                  Percentage                                                           1.9%
------------------------------------------------------------------------------------------------
(b)               1.               Sole power to vote or to direct the vote         1,118,094
------------------------------------------------------------------------------------------------
                  2.               Shared power to vote or to direct the vote         75,587
------------------------------------------------------------------------------------------------
                  3.               Sole power to dispose or to direct the           1,118,094
                                   disposition
------------------------------------------------------------------------------------------------
                  4.               Shared power to dispose of or to direct the        75,587
                                   disposition
------------------------------------------------------------------------------------------------

-----------------------                                    ---------------------
CUSIP NO.  72813P 100             SCHEDULE 13D               Page 15 of 17 Pages
-----------------------                                    ---------------------


                  (c) Other than as described in Item 4 hereof, the Reporting Parties have not effected any transactions with respect to the Issuer's Common Stock in the past 60 days.

                  (d) To the best knowledge of the Reporting Parties, no person other than the Reporting Parties has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Shares.

                  (e) On December 21, 2005, the Reporting Parties ceased to be the beneficial owners of 5% or more of the Issuer's Common Stock.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

                  No material change.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

--------------------------------------------------------------------------
EXHIBIT NUMBER       DESCRIPTION
--------------------------------------------------------------------------
99.1                 Joint Filing Agreement, dated December 22, 2005,
                     among HWH Capital Partners, L.P., HWH Valentine
                     Partners, L.P., HWH, L.P., HWH Valentine, L.P., HWH
                     Incorporated, HWH Valentine Incorporated and Robert
                     B. Haas
--------------------------------------------------------------------------

-----------------------                                    ---------------------
CUSIP NO.  72813P 100             SCHEDULE 13D               Page 16 of 17 Pages
-----------------------                                    ---------------------


                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

December 22, 2005


                                   HWH CAPITAL PARTNERS, L.P.

                                   By:   HWH, L.P., its general partner

                                   By:   HWH Incorporated, its general partner


                                   By:   /s/ Douglas D. Wheat
                                         ------------------------------------
                                         Name:  Douglas D. Wheat
                                         Title: President


                                   HWH VALENTINE PARTNERS, L.P.

                                   By:   HWH Valentine, L.P., its
                                         general partner

                                   By:   HWH Valentine Incorporated, its
                                         general partner


                                   By:   /s/ Douglas D. Wheat
                                         ------------------------------------
                                         Name:  Douglas D. Wheat
                                         Title: President


                                   HWH, L.P.

                                   By:   HWH Incorporated, its general partner


                                   By:   /s/ Douglas D. Wheat
                                         ------------------------------------
                                         Name:  Douglas D. Wheat
                                         Title: President

-----------------------                                    ---------------------
CUSIP NO.  72813P 100             SCHEDULE 13D               Page 17 of 17 Pages
-----------------------                                    ---------------------


                                   HWH VALENTINE, L.P.

                                   By:   HWH Valentine Incorporated, its
                                         general partner


                                   By:   /s/ Douglas D. Wheat
                                         ------------------------------------
                                         Name:  Douglas D. Wheat
                                         Title: President


                                   HWH INCORPORATED


                                   By:   /s/ Douglas D. Wheat
                                         ------------------------------------
                                         Name:  Douglas D. Wheat
                                         Title: President


                                   HWH VALENTINE INCORPORATED


                                   By:   /s/ Douglas D. Wheat
                                         ------------------------------------
                                         Name:  Douglas D. Wheat
                                         Title: President


                                   /s/ Robert B. Haas
                                   ------------------------------------------
                                   Robert B. Haas